Exhibit 10.1

Dated the 18th day of August 2025

Quoin Therapeutics (Ireland) Ltd

and

SALLY LAWLOR

SERVICE AGREEMENT

CONTENTS

1 INTERPRETATION	3
2 APPOINTMENT	5
3 WARRANTY	6
4 DUTIES	6
5 EXCLUSIVITY OF SERVICE	6
6 PLACE OF WORK	7
7 NO OBLIGATION TO PROVIDE WORK	7
8 SALARY	7
9 EXPENSES	8
10 PENSION AND OTHER BENEFITS	8
11 ANNUAL LEAVE	8
12 INCAPACITY	9
13 USE OF INTELLECTUAL PROPERTY	10
14 DISCIPLINE	11
15 Internet and email policy	11
16 TERMINATION	11
18 RECONSTRUCTION OR AMALGAMATION	12
19 EXECUTIVE'S OBLIGATIONS ON TERMINATION	12
20 PROTECTIVE COVENANTS	13
21 data protection	15
22 Associated Company Directorships	16
23 Lay-off and/or short time	16
24 right of search	16
25 ASSIGNMENT AND SUCCESSORS	16
26 WAIVER, RELEASE AND REMEDIES	16
27 COUNTERPARTS	17
28 NOTICES	17
29 MODIFICATION	17
30 entire AGREEMENT	17
31 TERMS OF EMPLOYMENT LEGISLATION	17
32 SEVERABILITY	17
33 GOVERNING LAW AND JURISDICTION	18

THIS AGREEMENT dated the 18th day of August 2025

BETWEEN:

(1)	Quoin Therapeutics (Ireland) Ltd, a company incorporated in Ireland with company number 776631 and having its registered office at No. 1 Grant’s Row, Mount Street Lower, Dublin 2 (the “Company”); and

(2)	Sally Lawlor of 73 Derrynane Gardens, Sandymount, Dublin 4 (the “Executive”).

WHEREAS:

The parties agree that the Executive will be employed by the Company, subject to the following terms and conditions set out in this agreement (the “Agreement”).

NOW IT IS AGREED AS FOLLOWS:

1	INTERPRETATION

1.1	Definitions

In this Agreement the following words and/or expressions shall have the following meanings unless the context otherwise requires:

1.1.1	“Associated Company”, a company which for the time being is: a subsidiary (as defined in Section 7 of the Companies Act 2014) of the Company; and/or a holding company (as defined in Section 8 of the Companies Act 2014) of the Company and/or any other company designated by the Company as an associated company; for clarity, Quoin Pharmaceuticals, Inc., a Delaware corporation, and Quoin Pharmaceuticals Ltd., an Israeli company, shall be deemed “Associated Companies” hereunder;

1.1.2	“Board”, the board of directors from time to time of the Company and it includes any committee of the Board duly appointed by it;

1.1.3	“Business Day”, a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland;

1.1.4	“Capacity”, as principal, agent, consultant, director, employee, owner, partner, manager, consultant, adviser, independent contractor, shareholder or in any other capacity;

1.1.5	“Chief Executive Officer”, the chief executive officer of the Associated Companies;

1.1.6	“Commencement Date”, means the date on which the Executive actually commences employment with the Company;

1.1.7	“Confidential Information”, means any and all advice, information, documents, reports and/or knowledge of the Company or any Associated Company regardless of the manner in which it is recorded or transmitted, (including all information relating to or comprised in, existing or potential customer and supplier information, product and service development plans, research, forecasts, strategies, names and expertise of employees and consultants, knowhow, ideas, inventions (whether patentable or not), Intellectual Property, processes, operations, systems, algorithms, schematics, technical drawings, and computer programmes), past, present or projected research, development or design of any products or proposed products of the Company or any Associated Company and the formulae, discoveries or trade secrets of the Company including technical data or know-how, which relates to or is connected with the organisation, finances, business, transactions or affairs of the Company or any Associated Company or of any other person from whom any employee of the Company has received information under obligations of confidentiality other than any such information which, when received by the Executive, was generally available to the public; or after receipt by the Executive, has become generally available to the public through no act or omission of the Executive.

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1.1.8	“Euro”, “EUR”, “€”, the single currency unit provided for in Council Regulation (EC) No. 974/98 of 8 May 1998, being the lawful currency of Ireland;

1.1.9	“Intellectual Property”, patents, utility models, rights to inventions, copyright and neighbouring and related rights, topography rights, moral rights, trademarks and service marks, performer's property right, business names and domain names, discovery, improvement, design, technique, confidential process, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

1.1.10	“Normal Working Hours”, 9am to 6pm Monday to Friday;

1.1.11	“Person”, a natural or legal person, including any entity, company, business, firm, venture or agency;

1.1.12	“Prohibited Area”, Worldwide;

1.1.13	“Relevant Business”, development and commercialisation of therapeutic drug products to treat rare and orphan diseases;

1.1.14	"Restricted Customer", any firm, company or person who, during the 12 months prior to the Termination Date, was a manufacturer for, customer, supplier, client, distributor, agent or independent contractor of or to the Company or any Associated Company, or who had agreed to become such;

1.1.15	"Restricted Person" means any Person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date an employee of the Company or any Associated Company and with whom the Executive has had dealings other than in a minimal way during the course of the Executive's employment with the Company or is a key employee of the Company or any Associated Company; and

1.1.16	“Termination Date”, the date on which the employment of the Executive under this Agreement shall terminate irrespective of the cause or manner.

1.2	Construction

1.2.1	In this Agreement words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Section or Clause thereof.

1.2.2	Save as otherwise provided herein, any reference herein to a Section, Clause, Schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3	Any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision (whether before or after the date of this Agreement). Any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

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1.2.4	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa. References to persons shall include natural persons, firms, bodies corporate, unincorporated associations and partnerships, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.2.5	Any reference in this Agreement to a party shall mean either of the Company and/or the Executive and any such reference to parties shall mean all of them.

1.2.6	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.7	The headings and captions to the Clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction of this Agreement.

1.2.8	If any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day that is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day.

2	APPOINTMENT

2.1	Subject to provisions of this clause and clauses 16 and 17, the Company shall employ the Executive and the Executive shall serve the Company as Chief Financial Officer from the Commencement Date.

2.2	The first six (6) months of the Executive’s employment with the Company shall be a probationary period and the Executive’s employment with the Company may be terminated by the Executive or the Company during this period at any time on one month's notice or payment in lieu of notice without either party having to give reasons. The Company may, at its discretion, extend the probationary period for up to a further three (3) months.

2.3	The probationary period will be for actual time worked. Absences during the probationary period or any extended probationary period will not count towards the six (6) month or any extended probationary period.

2.4	The Company's disciplinary procedure will not apply during the probationary period or any extended probationary period. In all cases, the Company reserves the right to terminate this Agreement without notice should the circumstances warrant it.

2.5	It is acknowledged by the Executive that on notice being served for any reason by either party to terminate the Executive's employment hereunder, the Company shall be entitled to make payment to the Executive of an amount of salary for the entire notice period or part thereof in lieu of notice. In all cases, the Company reserves the right to terminate this Agreement without notice should the circumstances warrant it.

2.6	No previous period of employment with any other employer shall be treated as continuous employment with the Company.

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3	WARRANTY

The Executive warrants that she is not currently and has never been disqualified to act as a director of a company within Ireland or elsewhere. The Executive warrants that she is free from any contractual or other obligations owed to a third party which might prevent her from commencing employment with the Company or from properly performing the duties of position under the terms of this Agreement.

4	DUTIES

4.1	The Executive shall during her employment hereunder:

4.1.1	faithfully and diligently undertake and perform such duties and exercise such powers authorities and discretions in relation to her position as Chief Financial Officer of the Company and the Company’s business as the Chief Executive Officer may from time to time at their sole discretion assign or delegate to or vest in her on such terms and subject to such conditions and restrictions as the Chief Executive Officer may from time to time at his sole discretion determine or impose; and

4.1.2	(unless prevented by ill health or permanent disability and except during holidays permitted by this Agreement) devote the whole of her time, attention, abilities, expertise, skills and ingenuity to carrying out her duties hereunder during Normal Working Hours and at such other times as may be required by the needs of the Company or the nature of the Executive's duties. The Executive shall not be entitled to receive any additional remuneration for work outside Normal Working Hours; and

4.1.3	carry out her duties in a proper and efficient manner and use her best endeavours to maintain, protect, promote and extend the business, interests, reputation and welfare of the Company and any Associated Company; and

4.1.4	comply with all lawful resolutions, regulations and directions from time to time given to her by the Chief Executive Officer and with all rules and regulations from time to time laid down by the Company concerning its executives which are not inconsistent with this Agreement; and

4.1.5	report to the Chief Executive Officer and at all times keep the Chief Executive Officer promptly and fully informed (in writing if so requested) of her conduct of the business and affairs of the Company and provide such explanations as the Chief Executive Officer may require in connection therewith; and

4.1.6	carry out her duties and exercise her powers jointly with any other person or persons appointed by the Chief Executive Officer to act jointly with her; and

4.1.7	comply with the performance objectives agreed, as adjusted from time to time, between the Executive and the Chief Executive Officer.

4.2	For the avoidance of doubt, the Executive shall perform her duties for and on behalf of the Company although the Chief Executive Officer shall be entitled, acting reasonably, at any time to require the Executive to perform other services, from time to time, or vary the Executive’s duties without any entitlement to additional remuneration.

5	EXCLUSIVITY OF SERVICE

5.1	The Executive shall not during the course of her employment (except as a representative of the Company) undertake nor, directly or indirectly be engaged, concerned or interested in any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise).

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5.2	None of the restrictions in this clause shall prevent the Executive from:

(a)	using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company; or

(b)	holding an investment by way of shares or other securities of not more than 5 % of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

6	PLACE OF WORK

The Executive's normal place of work shall initially be at 73 Derrynane Gardens, Sandymount, Dublin 4 until the Company opens an office in Dublin. The place of work will then be the Dublin office or at such other place of business as the Company shall reasonably require. In addition, the Executive shall be required and hereby agrees to travel to such places (whether inside or outside Ireland) and in such manner and on such occasions as the Company may from time to time require in pursuance of her duties hereunder.

7	NO OBLIGATION TO PROVIDE WORK

7.1	During the continuance of her employment hereunder (including, but not limited to, any period after notice of termination has been served by either party (the “Garden Leave Period”)), there shall be no obligation on the Company to require the Executive to work or perform any duties and if the Company gives written notice to the Executive that it requires the Executive not to work or perform any duties for any given period, then during such period the Executive:

7.1.1	shall not, without written permission of the Company, be entitled to access any premises of the Company;

7.1.2	shall not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company;

7.1.3	shall not take up or accept employment with any other employer;

7.1.4	shall continue to receive her full remuneration and other benefits hereunder;

7.1.5	shall (except during any periods taken as holiday in the usual way) ensure that the Company knows where the Executive will be and how she can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals;

7.1.6	shall continue to strictly observe the implied duty of fidelity; and

7.1.7	shall take any unused holiday accrued prior to the period and any holiday accrued during any such period will be deemed to be taken by the Executive during the period.

8	SALARY

8.1	During the continuance of her employment under this Agreement, the Executive shall be paid a gross salary at the rate of €380,000 per annum. Such salary (and any revised salary pursuant to clause 8.2 shall accrue from day to day but shall be paid by equal instalments in arrears every two weeks into the Executive's nominated bank account, subject to the deduction of income tax (PAYE), USC (Universal Social Charge), pay related social insurance contributions (PRSI) and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make. The Executive’s salary is deemed to include any extra hours which may be worked due to the nature of her position.

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8.2	The Executive's salary provided for in clause 8.1 may be subject to annual review by the Compensation Committee of the Board, who will then submit a proposal if any to the Chief Executive Officer who will (in their sole discretion) determine any salary review, and a change (if any) in salary shall have effect as if specifically provided for as a term of this Agreement. Any increase in the Executive’s salary is entirely at the discretion of the Company and the Company is not obliged to increase the salary at review.

8.3	The Executive's salary provided for in this clause shall be deemed to include any fee receivable by the Executive as a director of the Company or of any other company or unincorporated body in which she may hold office as nominee or representative of the Company.

8.4	The Company shall to the extent permitted by law be entitled to deduct from the Executive's salary all sums from time to time owed by the Executive to the Company, and by her execution hereof, the Executive hereby consents to the deduction of such sums.

9	EXPENSES

9.1	The Company shall reimburse to the Executive all reasonable travelling, hotel and other out of pocket expenses properly and wholly, exclusively and necessarily incurred by her in the proper performance of her duties up to such annual limit as may be determined by the Chief Executive Officer, subject to the production of evidence of expenditure satisfactory to the Company.

9.2	Where the Company issues a Company sponsored credit or charge card to the Executive she shall use such card only for expenses reimbursable pursuant to clause 9.1 above.

10	PENSION AND OTHER BENEFITS

10.1	The Company may, at its absolute discretion, pay the Executive an annual performance related bonus (which shall not qualify as pensionable remuneration) of up to 50% of the Executive’s salary in an amount to be determined by the Compensation Committee of Board. Prior payment of a bonus does not indicate or guarantee a future bonus payment. In the event that the Executive’s employment is terminated, or notice is served by either Party, before the due date for payment of any bonus, the Executive will not be eligible for payment.

10.2        Pension Scheme - The Company has arranged for the provision of a PRSA scheme. On the completion of 6 months satisfactory service and subject to the rules of the PRSA the Company will contribute 5% of gross basic salary matched by a 5% contribution by the Executive to the PRSA. The Company reserves the right at any time to vary or cease making employer contributions to the PRSA without compensation to the Executive.

10.3	Health Insurance - The Company will contribute a sum of 5000 Euros to the Executive’s health insurance scheme.

11	ANNUAL LEAVE

11.1	The Executive shall be entitled to 28 days' annual leave (in addition to statutory public holidays) in each calendar year to be taken at such time or times as the Chief Executive Officer considers most convenient and otherwise in accordance with the Organisation of Working Time Act 1997

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11.2	All holidays are taken subject to the approval of the Company and requests may be rejected where business needs require. The Executive must agree all annual leave with the Chief Executive Officer in advance.

11.3	The Executive may be required to take up a number of days of her annual leave at specified times i.e., at Christmas and at Easter. These compulsory days vary from year to year and the Executive will be notified of them in the course of the annual leave year. The Company reserves the right to notify the Executive of such further compulsory annual leave days which must be taken out of her annual entitlement from time to time.

11.4	Annual leave entitlement shall be deemed to accrue at the rate of 2.33 days per month and on the termination of this Agreement howsoever arising the Executive shall be entitled to pay in lieu of all accrued annual leave entitlement from the start of the then current holiday year up to and including the Termination Date only and shall be required to repay to the Company pay for annual leave taken in excess of accrued entitlement.

11.5	The Company's calendar year commences on 1 January and ends on 31 December. Annual leave can be carried forward from one year to the next in accordance with company policy. Salary in lieu of annual leave will not be paid by the Company

11.6	Once either the Executive or the Company have given notice to terminate the Executive’s employment the Company has the right to require the Executive to take any outstanding holiday entitlement during the notice period.

12	INCAPACITY

12.1	If the Executive is absent from work due to illness or injury she shall notify the Chief Executive Officer as soon as possible. If this incapacity continues for three or more consecutive days she shall submit on a weekly basis a doctor's certificate in a form satisfactory to the Company confirming her inability to attend work.

12.2	If the Executive is absent from work due to illness or injury duly notified and certified in accordance with clause 12.1, the Company shall pay sick pay in accordance with statutory entitlements. The Company may at its absolute discretion pay the Executive her salary for an aggregate of no more than twenty [20] days in any 12-month period. Where such a discretionary payment is provided there should be no expectation or inference that a similar payment will be made in any future instances. The Company reserves the right to vary or amend this sick pay scheme at any time.

12.3	Any remuneration paid under clause 12.2 shall include any sick pay to which the Executive is entitled by law and shall be reduced by the amount of any social welfare or other benefits recoverable by the Executive whether or not recovered. The Executive shall notify the Company of any social welfare or other benefits recoverable by her.

12.4	The Company may (at its expense) at any time whether or not the Executive is then incapacitated, require the Executive to submit to such medical examinations and tests by medical practitioners nominated by the Company. The Executive hereby submits to such medical examination and tests and hereby authorises such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests. Any entitlements to salary pursuant to Clause 12.2 will be conditional on the Executive complying with the terms of this Clause 12.4.

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12.5	In the event that the Executive is incapable of performing her duties by reason of injuries wholly or partly sustained as a result of the actionable negligence, nuisance or breach of statutory duty on the part of any third party any payments made to the Executive by the Company under this Clause 12 shall to the extent that compensation is recoverable from that third party be repaid to the Company when and to the extent that the Executive recovers compensation from that third party by action or otherwise.

13	USE OF INTELLECTUAL PROPERTY

13.1	This clause applies to any Intellectual Property produced invented or discovered by the Executive whether alone or with any other person at any time during the continuance of her employment with the Company which relates directly or indirectly to the business of the Company or any Associated Company or which may in the opinion of the Company be capable of being used or adapted for use therein.

13.2	All Intellectual Property to which this clause applies shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company.

13.3	The Executive hereby:

13.3.1	undertakes to notify and disclose to the Company in writing full details of all Intellectual Property to which this clause applies forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of her employment with the Company deliver up to the Company all correspondence and other documents papers and records and all copies thereof in her possession, custody or power relating to any Intellectual Property;

13.3.2	undertakes to hold on trust for the benefit of the Company any Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company;

13.3.3	assigns by way of present assignment of future copyright all copyright in all Intellectual Property to which this clause applies;

13.3.4	acknowledges that, save as provided in this Agreement no further remuneration or compensation is or may become due to the Executive in respect of her performance of her obligations under this clause;

13.3.5	undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Chief Executive Officer be necessary or desirable to vest in and register or obtain letters patent in the name of the Company or any Associated Company and otherwise to protect and maintain the Intellectual Property;

13.3.6	irrevocably appoints the Company or its nominee as the attorney of the Executive to execute and sign as the Executive's act and deed in her name and on her behalf all documents as the Company may consider requisite for the perfection of the pledge hereby evidenced;

13.3.7	to the extent that by law any Intellectual Property or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company or any Associated Company the Executive agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arms’ length terms to be agreed between the parties and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Incorporated Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).

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14	DISCIPLINE

14.1	Outside of the probationary or any extended probationary period, in all disciplinary matters, the Executive will be presented in writing with the totality of the allegations outstanding against her, will be given the right to respond and will have the opportunity to be represented at any disciplinary hearing by a work colleague. The Executive will also be given the opportunity to appeal any disciplinary sanction. In the event of a sanction being imposed on the Executive as a result of a complaint of bullying or harassment, this may be disclosed to the complainant.

14.2	The Executive will be expected to abide by all relevant Company policies and procedures in place from time to time. Breach of any such policy or procedure may result in disciplinary action up to and including dismissal. These policies do not have contractual effect. The Company reserves the right to amend, vary or discontinue its policies and procedures at any time.

14.3 The Company reserves the right to suspend the Executive on full pay if the circumstances so warrant and for so long as may be necessary to complete the any disciplinary procedure, where invoked. In those circumstances, suspension is not a sanction and should not be perceived as such.

15	Internet and email policy

It is expressly forbidden to send or forward an e-mail which contains defamatory, confidential or infringing material or which binds the Company or any Associated Company in a manner not authorised by the Company or which contains comments of a discriminatory nature. The Executive should note that e-mails and attachments to e-mails are capable of being monitored at any time, despite system features such as passwords, blind copies and the power to delete messages, which gives the impression of privacy. The Company reserves the right to intercept and monitor e-mails and attachments thereto for security, maintenance and trouble-shooting purposes. This may occur where the Company is investigating questions of theft, bad conduct, illegality, fraud or harassment; in order to safe-guard and protect Confidential Information, in order to evaluate productivity or overall organisational performance, for the purposes of conducting systems maintenance and for the purposes of trouble-shooting. Any violations of the law, which are identified as a result of such monitoring, may result in disciplinary action up to and including dismissal and may result in criminal prosecution. The same care should be taken with the content of an e-mail communication as with any letters emanating from the Company. A hard copy of e-mails both sent and received should be maintained.

16	TERMINATION

16.1	Notwithstanding the provisions of clause 2, this Agreement (and Executive’s employment by the Company hereunder) may be terminated forthwith by the Company without prior notice to the Executive if at any time:

16.1.1	she commits any serious or material breach or repeated breaches of her obligations under this Agreement; and/or

16.1.2	she neglects, fails or refuses to properly discharge any of the duties properly assigned or delegated to her hereunder; and/or

16.1.3	she is guilty of dishonesty or misconduct or wilful neglect in the discharge of her duties or the performance of her powers hereunder; and/or

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16.1.4	she is adjudicated bankrupt or commits any act of bankruptcy or makes any arrangement or composition with her creditors; and/or

16.1.5	she becomes of unsound mind or shall be or become a patient for the purposes of any Mental Health Acts; and/or

16.1.6	she is convicted of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Chief Executive Officer may affect her position in or the reputation of the Company; and/or

16.1.7	she is absent or unable through illness or injury to discharge in full her duties hereunder for a consecutive period of 26 weeks or for an aggregate period of 26 weeks in any period of 12 consecutive months; and/or

16.1.8	she is guilty of any conduct tending to bring herself or the Company into disrepute; and/or

16.1.9	she for any reason becomes in the reasonable opinion of the Chief Executive Officer incapable of performing her duties under this Agreement; and/or

16.1.10	in any other circumstance where the Board and/or Company and/or Chief Executive Officer deems such termination reasonable and appropriate.

Note the above list is not exhaustive and is by way of example only.

16.2	The Executive’s employment hereunder may, subject always to earlier termination as provided for herein, be terminated by one party giving the other party at least three [3] months’ notice in writing. Where this agreement is terminated by either party, the Company shall be entitled to pay the Executive in lieu of notice or any part of notice. Nothing in this agreement shall prevent the giving of a lesser period of notice by either party where it is mutually agreed.

17	RECONSTRUCTION OR AMALGAMATION

If before the termination of this Agreement, the employment of the Executive under this Agreement is terminated by reason of liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation, on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of her employment under this Agreement.

18	EXECUTIVE'S OBLIGATIONS ON TERMINATION

18.1	Upon the termination of this Agreement howsoever arising, the Executive hereby agrees that she shall immediately at the request of the Company;

18.1.1	Resign, without compensation, from all offices held by her in the Company and from all other appointments or offices which she holds as nominee or representative of the Company and do all such acts and things (if any) as may be necessary to make any such resignations effective and in default the Company is hereby irrevocably authorised to appoint some person as her attorney in her name and on her behalf to execute any documents and do all things requisite to give effect thereto; and

18.1.2	deliver up to the Company all Company and/or Associated Company property which may be in her possession or under her control including but not limited to her Company car, computer, mobile phone, all correspondence, documents, memoranda, papers, writing, keys, credit cards, business cards, passwords (whether for equipment or work related internet sites) and all other property of or relating to the Company and/or Associated Company.

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18.2	The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter (including, without limitation, Section 19 hereof) and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

19	PROTECTIVE COVENANTS

19.1	The Executive acknowledges:

19.1.1	that the Company will give her access to Confidential Information in order to carry out her duties;

19.1.2	that the Executive's duties include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company;

19.1.3	that the Executive's knowledge of Confidential Information directly benefits her by enabling her to perform her duties;

19.1.4	that unless required for the performance of her duties the disclosure of any Confidential Information to any customer or actual or potential competitor of the Company and/or any Associated Company will place the Company and/or any Associated Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Company and/or any Associated Company;

19.1.5	that if, on leaving the employment of the Company, she was to hold any position in any actual or potential direct or indirect competitor to the Company and/or any Associated Company carrying out the Relevant Business, it could place the Company and/or any Associated Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Company and/or any Associated Company; and

19.1.6	that the success of the Company and/or any Associated Company depends in part on the Executive's successor and/or fellow employees establishing business relationships with the customers and suppliers of the Company and/or any Associated Company which are similar to those established and maintained by the Executive in the course of her employment by the Company.

19.2	Use of Confidential Information

19.2.1	The Executive shall not during the continuance of this Agreement or at any time thereafter except as authorised by the Chief Executive Officer in the proper performance of her duties hereunder disclose or cause to be disclosed to any person or use for her own purposes or for any purposes other than those of the Company and/or any Associated Company any Confidential Information which she may have received or obtained during her employment with the Company and/or any Associated Company or during the continuance of this Agreement or information in respect of which the Company and/or any Associated Company is bound by an obligation of confidence to a third party and she shall use her best endeavours to prevent the publication or disclosure of any such information.

19.2.2	All notes, memoranda, documents, records and writing made, received or obtained by the Executive on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of the Company and/or any Associated Company shall be treated as confidential and shall be and remain the property of the Company and shall be delivered by the Executive to the Company forthwith upon request.

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19.2.3	The restrictions contained in this clause shall not apply to:

(a)	any disclosure authorised by the Chief Executive Officer or required in the ordinary and proper course of the Executive's employment under this Agreement or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive's employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.

19.3	Competition

19.3.1	For the purpose of protecting the interest of the Company and/or any Associated Company, the Executive undertakes and agrees with the Company that she shall not, without the prior written consent of the Chief Executive Officer , whether directly or indirectly, either alone or jointly or in conjunction with or on behalf of or through the agency of any person or in any other Capacity howsoever arising at any time during the continuance of this Agreement, and for the period of nine [9] months following the Termination Date;

(a)	carry on in or participate or assist or be engaged or concerned or interested in carrying on within the Prohibited Area (whether or not from a place within the Prohibited Area) any business which is similar to or that competes with the Relevant Business and in which the Executive has been concerned in, in the course of her employment, during the period of twelve months prior to the Termination Date; or

(b)	solicit or endeavour to entice away from or discourage from dealing with the Company, or deal with, any Restricted Customer or their business or custom whether or not with a view to providing goods or services to that Restricted Customer in competition with any Relevant Business or otherwise; or

(c)	solicit or endeavour to entice away or discourage from being employed by the Company and/or any Associated Company any Restricted Person, whether or not such person would commit a breach of contract by reason of leaving service; or

(d)	employ or engage, in any Capacity, or attempt to employ or engage or negotiate or arrange the employment or engagement of any Restricted Person; or

(e)	have any business dealings with any Restricted Customer in the course of any business concern which is similar to or in competition with any Relevant Business; or

(f)	at any time after Termination Date represent herself as connected with the Company and/or any Associated Company in any Capacity; or

(g)	use or adopt or purport to use or adopt the name or any trade or business name of the Company and/or any Associated Company for any purpose.

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19.3.2	None of the restrictions in this clause shall prevent the Executive from:

(a)	using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company and/or any Associated Company; or

(b)	Holding an investment by way of shares or other securities of not more than 5 % of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

19.3.3	If the Executive receives an offer to be involved in a business concern in any Capacity during her employment with the Company or prior to the expiry of the last of the covenants in this clause, the Executive shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person within 7 days of accepting the offer.

19.3.4	Notwithstanding the provisions of clause 19.3.1 the period for which the restrictions contained in that clause shall remain in effect following the termination of this Agreement shall be reduced by any period of Garden Leave where the Executive is given notice that she is not required to work in accordance with clause 7.

19.3.5	If any breach or violation of any of the provisions of clause 13, 18 or 19 occurs, the parties agree that damages can in no way compensate therefor and that injunctive relief is reasonable and essential to safeguard the legitimate interests of the parties. Accordingly, the parties hereby agree and declare that, (in addition to any other remedies afforded by a court of equity) injunctive relief may be obtained.

20	data protection

20.1	The Company may from time to time collect and retain personal data including sensitive personal data about the Executive from which she may be identified. The Executive acknowledges that while much of her personal data will come directly from her, there will be circumstances where personal data from other sources will be collected and retained by the Company. The Company will typically hold personal data on the Executive personnel file but it will also hold computer records, employer references, bank details, holiday and sickness records, remuneration details, and other records. The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive’s right of access to this personal data is as prescribed under EU 2016/679 General Data Protection Regulation and the Data Protection Acts 1988-2018.

20.2	By signing this Agreement, the Executive accepts that the Company may collect, retain and process personal data relating to her for personnel, administration and management purposes (including, where necessary, sensitive personal data) and for such other purposes as may be set out by the Company and the Company may, when necessary for those purposes, transfer and/or make such data available to any Associated Company (which may be located outside the European Economic Area (EEA)), to its advisers, to parties providing products and/or services to the Company (including, without limitation IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Revenue Commissioners), to any potential purchasers of the Company or its business (on a confidential basis) and as required by law.

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21	Associated Company Directorships

21.1	The Executive may be required to act as a director (or hold any office) of the Company or any Associated Company (either executive or non-executive) as the Company requires from time to time. No fees or other remuneration in addition to those provided for by this Agreement will accrue to the Executive as a consequence of any such appointment. The Company reserves the right on giving written notice to the Executive to terminate such office, for itself or as a trustee of any Associated Company immediately at any time and no compensation will be payable in respect of the loss of any such office.

21.2	If the Executive refuses to terminate any office held, having been requested to do so in accordance with Clause 21.1, the Company will be appointed as her attorney to effect her resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as her attorney to act on her behalf to execute any document or do anything in her name necessary to effect her resignation in accordance with this Clause. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this Clause, a certificate in writing (signed by any director or secretary of the Company or any Associated Company) will be sufficient proof that the act or thing falls within that authority.

22	Lay-off and/or short time

22.1	The Company reserves the right to lay the Executive off from work without pay or to make temporary reductions to the Executive’s normal hours (and pay pro-rata) if in the view of the Company this should become necessary for any reason. The Executive will receive as much notice as is reasonably possible prior to such lay-off or short time. The Executive’s entitlement to annual leave will be reduced pro-rata for anytime the Executive is not working in accordance with this Clause.

23	right of search

23.1	The Company reserves the right to search the Executive’s person, vehicle and/or property while on or while departing from any Company premises or when the Executive is on Company business.

23.2	If the Executive refuses to fully co-operate with any search request or is found to be in possession of any property belonging to the Company and/or any Associated Company or to any other party the Executive may be liable to serious disciplinary action up to and including dismissal.

24	ASSIGNMENT AND SUCCESSORS

24.1	This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

24.2	The rights of the parties shall be deemed to be personal rights and shall not be assignable by any party without the prior written consent of all of the other parties (for the purpose of any such consent, written consent shall include consent by email).

25	WAIVER, RELEASE AND REMEDIES

25.1	A waiver by the Company of any breach by the Executive of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Company in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

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25.2	Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

25.3	No failure or delay by the Company in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, remedy, right, power or privilege.

26	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, by digital signature or wet ink, each of which when executed and delivered shall constitute an original, all such counterparts together constituting one and the same instrument. Transmission of an executed counterpart of this Agreement or an executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement

27	NOTICES

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or if transmitted by fax or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this clause). Any such notice shall be deemed to have been duly given if delivered by hand at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty-eight hours after the same shall have been posted.

28	MODIFICATION

The Company reserves the right to make reasonable changes to any of the Executive’s terms and conditions of employment. Any changes in the above mentioned terms and conditions of employment will be notified to the Executive in writing as soon as reasonably practicable.

29	entire AGREEMENT

This Agreement contains the entire agreement between the parties hereto relating to the transactions provided for in this Agreement and supersedes all previous representations, arrangements, undertakings and agreements (if any) between such parties in respect of such matters. Each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, covenant or understanding other than those contained in this Agreement (including the documents and instruments referred to herein).

30	TERMS OF EMPLOYMENT LEGISLATION

This Agreement shall form the statement of the Executive's terms and conditions of employment in compliance with applicable legislation.

31	SEVERABILITY

The Executive hereby acknowledges and agrees that each clause in this Agreement, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.

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32	GOVERNING LAW AND JURISDICTION

This Agreement shall in all respects (including in respect of its formation and its performance) be governed by and construed in accordance with the laws of Ireland. The parties to this Agreement agree to submit to the exclusive jurisdiction of the courts of Ireland in relation to any disputes or proceedings arising out of or in connection with this Agreement.

The parties hereto have executed this Agreement on the date first above written.

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EXECUTION PAGE – SERVICE AGREEMENT

SIGNED for and on behalf

of Quoin Therapeutics (Ireland) Limited

/s/ Dr. Michael Myers
Michael Myers Director

Date: August 18, 2025

SIGNED by Sally Lawlor	/s/ Sally Lawlor
Sally Lawlor

Date: August 18, 2025

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